EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Yield, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑190071) on Form S-8 and registration statement (No. 333-201594) on Form S-3 of NRG Yield, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of NRG Yield, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of NRG Yield, Inc.
Our report dated February 27, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the scope of management’s assessment of their effectiveness of internal control over financial reporting included the Company’s consolidated operations except for the operations of Alta Wind Portfolio, which the Company acquired in August 2014. Alta Wind Portfolio represented 43% of the Company’s consolidated total assets and 8% of consolidated operating revenues as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of NRG Yield, Inc. also excluded an evaluation of the internal control over financial reporting of Alta Wind Portfolio.
(signed) KPMG LLP
Philadelphia, Pennsylvania
February 27, 2015